UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TECO Energy, Inc.

(Name of Registrant as Specified in Its Charter)

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March 15, 2006

Notice of Annual Meeting of Shareholders

Date:	Wednesday, April 26, 2006

Time:	10:00 a.m.

Place:	TECO Plaza
702 North Franklin Street
Tampa, Florida 33602

Purpose:	We are holding the annual meeting of the shareholders of TECO Energy, Inc. for the following purposes:
1. To elect five directors. 2. To ratify the selection of our independent auditor. 3. To consider and act on such other matters as may properly come before the meeting.

Shareholders of record at the close of business on February 16, 2006 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz Vice President – Assistant General Counsel and Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

TECO Energy Notice of Annual Meeting of Shareholders

TECO Energy Proxy Statement | Table of Contents

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

We are soliciting proxies on behalf of our Board of Directors to be voted at the 2006 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the enclosed proxy are being mailed to shareholders beginning on or about March 15, 2006.

Throughout this proxy statement, the terms “we,” “us,” “our” and “the company” refer to TECO Energy, Inc.

Voting Information

Who can vote	Only shareholders of record of TECO Energy common stock at the close of business on February 16, 2006 are entitled to vote at the meeting. As of that date we had outstanding 208,324,908 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

Quorum	The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

How to vote	You may attend the meeting and vote in person, or you may vote by proxy by internet, telephone or mail. Please see your proxy card for more detailed voting instructions, or refer to the information your bank, broker or other holder of record provided to you. Please see “Attending in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

How to revoke your proxy instructions	You may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

How your votes are counted	Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below and the ratification of our independent auditor. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the common stock represented at the meeting in person or by proxy will be required to elect each director and to ratify the selection of our independent auditor. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting.

Attending in person	Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. On page 18 of this booklet, we have provided directions to the meeting, which will be held at our principal executive offices, TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

•	For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

•	If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on February 16, 2006, the record date for voting.

•	Any persons who do not present proper photo identification and an admission ticket or verification of ownership may not be admitted to the meeting.

TECO Energy Proxy Statement | 1

Proposals Requiring Your Vote

Item 1 - Election of Directors

Our bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders. The bylaws provide that each class should be kept as nearly equal in number as possible. Messrs. Guinot and Hudson and Ms. Penn have been nominated for reelection to the class with a term expiring in 2009. Ms. Baldwin has been nominated for reelection to the class with a term expiring in 2007, and Mr. Sovey has been nominated for reelection to the class with a term expiring in 2008. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected.

The Board of Directors

The following table contains information about the nominees and directors whose terms continue after the meeting. Information on the share ownership of each of them is included under “Share Ownership” on page 6.

Nominees for election as directors at this meeting are marked with an asterisk (*).

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held (1)	Director Since (1)	Present Term Expires
DuBose Ausley	68	Attorney and former Chairman, Ausley & McMullen, P.A. (attorneys), Tallahassee, Florida; also a director of Capital City Bank Group, Inc., Huron Consulting Group, Inc. and BlueCross BlueShield of Florida	1992	2008

*Sara L. Baldwin	74	Private Investor, Tampa, Florida	1980	2006

James L. Ferman, Jr.	62	President, Ferman Motor Car Company, Inc. (automobile dealerships), Tampa, Florida; also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company	1985	2008

*Luis Guinot, Jr.	70	Attorney and former Equity Partner, Shapiro, Sher, Guinot & Sandler, P.A. (attorneys), Washington, D.C.; formerly United States Ambassador to the Republic of Costa Rica	1999	2006

*Sherrill W. Hudson	63	Chairman of the Board and Chief Executive Officer, TECO Energy, Inc.; formerly Managing Partner for South Florida, Deloitte & Touche LLP (public accounting), Miami, Florida; also a director of Publix Super Markets, Inc. and The Standard Register Company	2003	2006

*Loretta A. Penn	56	Vice President, Spherion Corporation (staffing and professional services), McLean, Virginia	2005	2006

Tom L. Rankin	65	Independent Investment Manager, Tampa, Florida; formerly Chairman of the Board and Chief Executive Officer, Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc.; also a director of Media General, Inc.	1997	2007

William D. Rockford	60	President, CFO and COO, Primary Energy Ventures LLC (power generation), Oak Brook, Illinois; formerly Managing Director, Chase Securities Inc. (financial services), New York, New York	2000	2007

*William P. Sovey	72	Retired; formerly Chairman of the Board and Chief Executive Officer, Newell Rubbermaid Inc. (consumer products), Freeport, Illinois; also a director of Actuant Corporation	1996	2006

J. Thomas Touchton	67	President, The Witt-Touchton Company LLC (private investments), Tampa, Florida	1987	2007

Paul L. Whiting	62	President, Seabreeze Holdings, Inc., (consulting and private investments), Tampa, Florida; also Chairman of the Board of Sykes Enterprises, Incorporated and a director of The Bank of Tampa and its holding company, The Tampa Banking Company	2004	2008

(1)	All of the directors of TECO Energy also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company’s Board prior to the formation of TECO Energy on January 15, 1981. On April 15, 1981, TECO Energy became the corporate parent of Tampa Electric Company as a result of a reorganization.

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Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held seven meetings in 2005. All directors attended at least 75 percent of the meetings of the Board and committees on which they served, except for Mr. Rockford who attended 73 percent. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2005, all of the directors attended that meeting. In 2005, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the non-management executive sessions rotates alphabetically on a quarterly basis.

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange.

The Audit Committee met seven times in 2005; its members are Messrs. Ferman, Rankin, Touchton (Chair) and Whiting. The Board of Directors has determined that Messrs. Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 16.

The Compensation Committee, which met three times in 2005, is composed of Ms. Baldwin and Messrs. Guinot, Sovey (Chair) and James O. Welch, Jr., who does not appear in the Board of Directors table above as he is retiring from the Board effective the date of the annual meeting. For additional information about the Compensation Committee, see the Compensation Committee Report on Executive Compensation on pages 8-10.

The Finance Committee, which assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments, met four times in 2005; its members are Messrs. Ausley, Hudson, Rankin (Chair) and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met twice in 2005, and its members are Ms. Baldwin and Messrs. Ferman (Chair), Sovey and Touchton. The Committee has the responsibilities set forth in its Charter with respect to identifying individuals qualified to become members of the Board, recommending to the Board when new members should be added to the Board, recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders, periodically developing and recommending to the Board updates to the Corporate Governance Guidelines and overseeing the annual evaluation of the Board and its committees. The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. Ms. Penn, who was appointed to the Board in July 2005, was recommended to the Governance and Nominating Committee for consideration by a non-management director and was also evaluated by the independent search firm retained by the Committee to assist in this search. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board, and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, the Code of Ethics applicable to all directors, officers and employees, and the Standards of Integrity are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Director Independence

The Board has determined that all of the directors except Messrs. Ausley and Hudson meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. These guidelines can be found in the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those

TECO Energy Proxy Statement | 3

directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment will be considered independent directors. After performing such a review, the Board determined that Ms. Baldwin and Messrs. Guinot, Rankin, Rockford, Sovey, Welch and Whiting have no relationships with us and Mr. Ferman, Ms. Penn and Mr. Touchton only have relationships with us of the type that the Board has determined to be categorically immaterial.

The Board has determined that the following types of relationships are categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or one percent of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer;

3.	If a director is an executive officer of a charitable organization, and our discretionary charitable contributions to the organization are less than $1 million or one percent of that organization’s total annual charitable receipts; and

4.	If a director serves as a director or trustee of a charitable organization, and our discretionary annual charitable contributions to the organization do not exceed the greater of $200,000 or 5% of that organization’s total annual charitable receipts. (Any automatic matching of employee charitable contributions will not be included in the amount of our contributions for the purpose of this item and item 3 above.)

Items 3 and 4 above recognize the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $100,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner, or an employee who participates in the audit, assurance or tax compliance practices of our independent or internal auditor; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

3.	For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Shareholder Communications with the Board

The Board provides a process by which shareholders may communicate with its members, which is described on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder wishing to contact our Board may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

Compensation of Directors

Below is a description of the compensation paid to our directors in 2005. We have since modified our compensation program for directors, which is described at the end of this section.

In 2005, directors who were not employees or former employees of TECO or any of its subsidiaries were paid the following compensation:

•	An annual retainer of $27,000.

•	Attendance fees of $750 for each TECO Energy Board meeting.

•	Attendance fees of $750 for each Tampa Electric Company Board meeting.

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•	$1,000 for each meeting of a committee of the Board on which they serve. Each director who serves as a Committee Chairman received an additional annual retainer of $5,000.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either one percent above the prime rate or a rate equal to the total return on our common stock.

All non-management directors participate in our 1997 Director Equity Plan, which allows for a variety of equity-based awards. Under the compensation program in place during 2005, each new non-management director received an option for 10,000 shares of common stock and each continuing non-management director received an annual grant consisting of 500 shares of common stock and an option for 2,500 shares of common stock. The exercise price for these options is the fair market value of the shares on the date of grant. They are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.

We pay for or reimburse directors for their meeting-related expenses, which may occasionally include expenses associated with inviting their spouses to Board-related events and travel on our own or other private aircraft.

The following table presents the cash and equity-based compensation we provided to the non-management directors for 2005:

Non-Management Director Compensation Table for 2005

Name	Annual Cash Retainer	Attendance Fees	Committee Meeting Fees	Committee Chair Retainer	Equity Grants*	Total
DuBose Ausley	$27,000	$9,000	$4,000		$17,723	$57,723
Sara L. Baldwin	27,000	9,000	5,000		17,723	58,723
James L. Ferman, Jr.	27,000	9,000	9,000	$5,000	17,723	67,723
Luis Guinot, Jr.	27,000	9,000	3,000		17,723	56,723
Loretta A. Penn	11,250	2,250	0		43,080	56,580
Tom L. Rankin	27,000	8,250	11,000	5,000	17,723	68,973
William D. Rockford	27,000	5,250	4,000		17,723	53,973
William P. Sovey	27,000	7,500	6,000	5,000	17,723	63,223
J. Thomas Touchton	27,000	6,750	9,000	5,000	17,723	65,473
James O. Welch, Jr.	27,000	9,000	3,000		17,723	56,723
Paul L. Whiting	27,000	9,000	8,000		17,723	61,723

*	Each director received a grant of 500 shares and an option grant for 2,500 shares in April 2005, except for Ms. Penn who received an option grant for 10,000 shares upon her election to the Board in July 2005. The value of stock grants is based on the closing price of our common stock on the date of grant and the value of option grants is the grant date fair value computed in accordance with FAS 123R, applying the same valuation model and assumptions as applied for financial statement reporting purposes.

In January 2006, we modified our compensation program for non-management directors. Under the new program, the annual retainer is $30,000, committee meeting fees are $1,500 and the chair of the Audit Committee receives an additional annual retainer of $7,500. All other attendance fees and chair retainers remain the same. Directors will no longer receive an initial or annual stock option grant, but will receive an annual grant of 2,500 shares of restricted stock. A share ownership guideline has been instituted requiring non-management directors to own, within five years of their election or the adoption of the guideline, an amount of common stock with a value of five times their annual retainer.

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Certain Relationships and Related Party Transactions

TECO Energy paid legal fees of $1,251,715 for 2005 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee.

Under our bylaws, we are obligated to indemnify our directors and officers in connection with certain legal actions that have been brought against them. In connection with the class-action and derivative lawsuits brought against us and certain of our officers and directors, we are providing advance payment of counsel fees or representation by the same outside counsel that is also representing TECO Energy. To date, there have not been advanced legal expenses in excess of $60,000, and we believe that we have not incurred any additional expenses as a result of the representation of the directors and officers by TECO Energy’s outside counsel on these matters.

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2006 by our directors and nominees, executive officers named in the summary compensation table below and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer does not exceed 1% of the total shares outstanding at January 31, 2006; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.5%.

Name	Shares (1)
DuBose Ausley	60,690
Sara L. Baldwin	52,101	(2)
James L. Ferman, Jr.	72,682	(3)
Luis Guinot, Jr.	28,325
Sherrill W. Hudson	251,913	(4)
Loretta A. Penn	10,000
Tom L. Rankin	758,428	(5)
William D. Rockford	30,613
William P. Sovey	46,082
J. Thomas Touchton	72,789
James O. Welch, Jr.	146,586	(6)
Paul L. Whiting	40,598	(7)
John B. Ramil	379,162	(8)(9)
Gordon L. Gillette	231,082	(8)
Charles R. Black	91,927	(8)
William N. Cantrell	350,971	(8)(10)
All directors and executive officers as a group (20 persons)	3,168,784	(8)(11)

(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans that are exercisable within 60 days of January 31, 2006: Ms. Baldwin and Messrs. Ausley, Ferman, Touchton and Welch, 22,500 shares each; Mr. Guinot, 24,500 shares; Mr. Hudson, 65,001 shares; Ms. Penn, 10,000 shares, Mr. Rankin, 28,500 shares; Mr. Rockford, 19,500 shares; Mr. Sovey, 30,500 shares; Mr. Whiting, 12,500 shares; Mr. Ramil, 242,869 shares; Mr. Gillette, 134,510 shares; Mr. Black 45,590 shares; Mr. Cantrell, 200,711 shares; and all directors and executive officers as a group, 1,270,380 shares.

(2)	Includes 381 shares held by a trust of which Ms. Baldwin is a trustee.

(3)	Includes 42,929 shares owned jointly by Mr. Ferman and his wife. Also includes 2,233 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.

(4)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife.

(5)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.

(6)	Includes 41,990 shares owned by Mr. Welch’s wife, as to which shares he disclaims any beneficial interest. Also includes 36,860 shares held by trusts of which Mr. Welch is a trustee.

(7)	Includes 25,000 shares owned jointly by Mr. Whiting and other family members.

(8)	The amounts listed include the following shares that are held by our benefit plans for an officer’s account: Mr. Ramil, 6,970 shares; Mr. Gillette, 9,073 shares; Mr. Cantrell, 12,687 shares; Mr. Black 10,916 shares; and all directors and executive officers as a group, 62,617 shares.

(9)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.

(10)	Includes 26,240 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest.

(11)	Includes a total of 75,550 shares owned jointly. Also includes a total of 71,806 shares owned by spouses, as to which beneficial interest is disclaimed.

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Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2005.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”)	17,731,050	(1)	8.5%
Charles B. Johnson
Rupert H. Johnson, Jr.
One Franklin Parkway, San Mateo, CA 94430

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 22, 2006, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Franklin-affiliated entities that purchased shares directly from TECO Energy in 2003 have agreed to vote their shares, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed five percent of our outstanding common stock, in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, unless otherwise approved in writing in advance.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2005 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements.

Shareholder Return Performance Graph

The following graph shows the cumulative total shareholder return on our common stock on a yearly basis over the five-year period ended December 31, 2005, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in our common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested.

December 31,	2000	2001	2002	2003	2004	2005
TECO Energy, Inc.	$100	$85	$54	$54	$61	$71
S&P Electric Utilities Index	$100	$83	$71	$88	$111	$131
S&P 500 Index	$100	$88	$69	$88	$98	$103

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Compensation Committee Report on Executive Compensation

The Committee’s Responsibilities

The Compensation Committee of the Board of Directors is composed entirely of independent directors. Its primary responsibilities are to: (i) review and approve the goals and objectives relevant to CEO compensation, (ii) evaluate the CEO’s performance in light of those goals and objectives, (iii) determine and approve the CEO’s compensation level based on this evaluation and (iv) make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans. The Committee also administers and makes awards under the company’s long-term incentive plan and makes recommendations on proposed executive employment, severance and change in control agreements.

As an aid in discharging these responsibilities, the Committee reviews a tally sheet assigning a dollar value to all components of the CEO’s and other executive officers’ compensation packages. It also reviews a variety of market data and other information, as more fully described below. Based upon this review, and taking into consideration the performance of the company, the Committee believes that the total compensation and mix of components of that compensation provided to the CEO and other executive officers is reasonable and appropriate.

Objectives

The objectives of the company’s executive compensation program are to enhance shareholder value by attracting and retaining the talent needed to manage and build the company’s businesses and to link the interests of the company’s executives to the long-term interests of its shareholders. To achieve these objectives, the Committee seeks to provide compensation that is competitive, to reward executives for the company’s financial performance and to tie a meaningful percentage of executive compensation to the company’s financial performance through both incentives linked to company performance and equity-based compensation.

Stock Ownership Guidelines

Upon the Committee’s recommendation, the Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines, which allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned, have been in place since 1996. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines.

Outside Consultant

The Committee has retained the services of an outside compensation consulting firm to aid it in its oversight of the executive compensation program. The consulting firm helps identify market trends in executive compensation, provides market data to help the Committee determine appropriate compensation levels and components and aids in the Committee’s assessment of the company’s executive compensation program, taking that data into account.

Components of the Program

The components of the company’s executive compensation program are base salary (which in the case of the CEO is paid predominantly in the form of restricted stock), annual incentive awards and long-term incentive awards.

As discussed under “Objectives” above, an important consideration for the company’s compensation program is to set compensation levels that are appropriate and competitive. For this purpose, the Committee considers national trends in executive compensation, executive compensation in the utility industry and, because the company has non-utility subsidiaries, general industry companies of comparable size to the company.

Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. The following procedure and analysis are conducted to meet this objective: Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on (i) the officer’s experience level, (ii) the officer’s scope of responsibility, and (iii) a market assessment of the median compensation paid to executives with similar positions by organizations having comparable revenues in the energy services industry and in general industry. Each year, the Committee adjusts the salary ranges based on surveys by outside consultants of expected changes in compensation levels at general industrial and energy services companies and adjusts the base salary for the CEO and recommends adjustments to the base salaries for the other executive officers. In assessing base salary adjustments for the executive officers, the Committee takes into account the midpoint of the officer’s assigned salary grade and the Committee’s evaluation of the officer’s individual performance.

TECO Energy’s CEO, Mr. Hudson, was paid a base salary in 2005 consisting of (i) $196,548 in cash and (ii) shares of restricted stock valued at $525,000 at the time of grant, which vested quarterly throughout the year. The combined total value of cash and restricted stock earned in 2005 resulted in a total base salary for Mr. Hudson of $721,548 for the year. As he is maintaining a residence in Miami, Mr. Hudson also received a housing and travel allowance of $5,000 per month. Mr. Hudson does not participate in the company’s supplemental executive retirement plan. For 2005, Mr. Hudson’s base salary (including the value of the restricted stock referenced above) was increased to the midpoint of his salary grade.

Annual Incentive Awards. The company has an annual incentive program which provides for incentive awards based on the achievement of corporate and individual performance goals. Eighty-five percent of each annual incentive award is based on a mix

8 | TECO Energy Proxy Statement

of quantitative and qualitative performance goals, and 15% is based on the company’s financial performance relative to peer companies. The annual incentive program is intended to encourage actions by the executives that contribute to improved operating and financial results. Under the plan, financial results are adjusted to exclude one-time gains and losses that were not contemplated in the company’s business plan, which the Committee believes is a better indicator of the company’s financial performance and reflects the ongoing operations of the company’s business. At the beginning of the year, the Committee sets a target percentage for the CEO and each of the other officers that they will receive if the performance goals are met. Target award percentages range up to 70% for the CEO, 40-65% for the other named executive officers, and lower percentages for other officers. This figure is multiplied by the greater of (i) the midpoint of the officer’s salary range or (ii) the officer’s salary. In setting these percentages, the Committee used data from the market assessment referred to above. Under the company’s annual incentive plan, additional payments of up to 50% of the target awards may be made if the goals are exceeded, but only if the company’s net income, as adjusted, exceeds a threshold designated for that year. Lesser amounts may be paid if the goals are not achieved. The Committee may decide to adjust awards if the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer’s total performance.

The 2005 quantitative objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the company’s non-GAAP earnings, cash utilization and operating unit financial performance on an absolute basis (with adjustments to such results related to the accounting treatment of a portion of Tampa Electric’s storm damage reserve, under-recovery for fuel costs in 2005 that have been approved for recovery in 2006, and the measurement of cash repatriated from TECO Guatemala) and by the company’s earnings per share growth and return on equity relative to other companies in the utility industry. Sixty percent of Mr. Hudson’s 2005 award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.

In addition to having these quantitative targets, each executive officer had qualitative objectives that focus on aspects of the company’s business that directly related to the executive officer’s individual responsibilities. Forty percent of Mr. Hudson’s 2005 award was based on qualitative objectives relating to corporate performance, effective execution of corporate strategy and the demonstration of leadership through safety, diversity, affirmative action, leadership development and community support.

Mr. Hudson’s annual incentive award for 2005, half of which was paid in the form of common stock, was equal to 87% of his base salary.

In April 2006, the Committee will determine whether or not the pre-established performance goals for 2005 relating to the company’s relative performance to peer group companies were achieved and will make any corresponding payments to the executives of the balance of the 2005 annual incentive award.

Long-Term Incentive Awards. The long-term component of the company’s incentive compensation program consists of equity-based grants, which have been in the form of stock options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time. The Committee’s policy has been to base individual awards on an annual study by its outside consultant comparing the value of long-term incentive grants to salary levels in the energy services industry and in general industry.

In granting these awards, the Committee was aware that each year in the late March-April time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about this time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

For 2005, the value of the long-term incentive grants to the executive officers was weighted with approximately 50% of the value in performance-based restricted stock, 30% in time-vested restricted stock and 20% in stock options. The 51,450 shares of performance-based restricted stock, 30,850 shares of time-vested restricted stock and 110,050 options granted to Mr. Hudson in 2005 reflected the policies described above and, as in the case of the other executive officers, the results of the Committee’s review of their performance conducted in early 2005.

The performance-based restricted stock granted in 2005 has a payout that is dependent upon the total return of the company’s common stock over a three-year period relative to that of the median company (in terms of total return) in the Dow Jones Electric Utility Index. (This index was selected because it allows for more readily available computations of the total return of a peer group than the S&P Electric Utility Index.) If the common stock’s total return is equal to that of the median company during the three-year period, the payout will be equal to 90% of the target amount. If the total return is in the top 10% of the companies in the index, the payout will be at 200%. If the total return is in the bottom one-third of these companies, there will be no payout. A minimum payout of 50% of target will be made if performance is equal to the 33  1/3 percentile. The payout for performance between the top 10% and the bottom one-third is prorated. The time-vested restricted stock granted in 2005 vests following three years of service. The stock options granted in 2005 vest ratably over a three-year period and have a ten-year term.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the company will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined

TECO Energy Proxy Statement | 9

in the Code. Compensation attributable to performance-based restricted stock and stock options is not subject to the Section 162(m) limit because it is performance-based under Section 162(m). The Committee does not expect that the loss of any income tax deduction under this section will be material. Accordingly, the Committee has recommended that the company continue to structure its executive compensation program to meet the objectives described in this report.

By the Compensation Committee, William P. Sovey (Chairman) Sara L. Baldwin Luis Guinot, Jr. James O. Welch, Jr.

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Summary of CEO Compensation

Component	Amount Earned/Granted	Description
Base Salary	$196,548 (cash component) $525,000 (restricted stock in lieu of salary) $721,548 (total base salary)

Value of restricted stock shown here is based on fair market value (as defined in the description column of “Restricted Stock” below) of the stock earned in 2005.

See the Compensation Committee Report above for a full description of base salary.

Annual Incentive

Target: 70% of base salary

Actual earned: $630,102 (half of which was paid in the form of common stock). This represents 85% of the possible total annual incentive award. The remaining 15% is determined based on comparative data not available until after the mailing of this proxy statement and will be reported in next year’s proxy statement. (In 2004, no award was granted based on this comparative data.)

		See the Compensation Committee Report above for a description of our annual incentive program.

Stock Options	Number granted: 110,050 Exercise price: $16.205 Vesting: Exercisable in three equal annual installments beginning one year after grant. Grant value: $431,396

Options do not carry rights to accumulated dividend equivalents.

The grant value is calculated using the Black-Scholes valuation model and stated in current annualized dollars on a present value basis.

See the Compensation Committee Report above for a description of our long-term incentive program.

Restricted Stock	Number: 30,850 shares Vesting: These shares will vest on April 27, 2008, three years from the date of grant. Value: $499,924

This does not include restricted stock earned in 2005 in lieu of salary (described under “Base Salary” above). The shares granted in lieu of salary vested in quarterly installments and became fully vested as of December 31, 2005.

Value is based on the fair market value as determined by the average of the high and low price of our unrestricted common stock on the day preceding the day of grant. This is the valuation method used by the Compensation Committee in determining the appropriate amount of shares to grant.

Dividends are paid on these shares at the same rate as on our other shares of common stock.

See also “Performance Shares” below regarding restricted stock with performance-based vesting.

Performance Shares	Number: 51,450 shares of restricted stock Vesting: These shares will vest on March 31, 2008, provided that the applicable performance criteria are met. Value: $833,747

As part of our long-term incentive program, our CEO received these shares of restricted stock which will vest in three years only if the performance criteria described in the Compensation Committee Report above are met.

Value was calculated based on fair market value as described under “Restricted Stock” above.

Dividends are paid on these shares at the same rate as on our other shares of common stock.

Deferred compensation	$0	Not applicable.

Supplemental Executive Retirement Benefit	$0	Our CEO does not participate in our SERP. He is eligible to participate in our pension plan that is available to all of our employees under which benefits vest after five years of service or age 65.

Executive perquisites and monthly living allowance	$77,920	This amount is based on incremental cost to the company of perquisites and monthly allowance for living and travel expenses in recognition of retention of permanent residence in Miami, as indicated in the Other Annual Compensation column of the Summary Compensation Table.

Severance associated with change in control	Based on three times 2005 salary and currently available information with respect to annual incentive award for 2005: $4,054,950.	See “Employment, Termination and Change in Control Arrangements” below for a description of this “double trigger” agreement. In addition to a lump sum cash payout, under the agreement, other payments may also be required, such as legal fees, life, disability, accident and health insurance benefits for three years and a lump sum payment equal to the present value of the benefits that would have been received had participation in the pension plan continued for an additional three years. Also, the terms of stock options and restricted stock provide for vesting upon a change in control.

Severance (Termination scenario under “for cause” and “not for cause”)	$0	As described under “Employment, Termination and Change in Control Arrangements” below, our CEO’s severance agreement only provides for severance payments after an involuntary or constructive termination in contemplation of or following a change in control.

Post retirement package	$0	There are no arrangements in place for a post-retirement consulting agreement or continuation of benefits.

TECO Energy Proxy Statement | 11

The following tables give information regarding the compensation provided to our Chief Executive Officer and each of the four other most highly compensated executive officers in 2005.

Summary Compensation Table

	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation (4)
Name and Principal Position		Salary (1)	Bonus	Other Annual Compensation (2)	Restricted Stock Awards (3)	Shares Underlying Options (#)
Sherrill W. Hudson Chairman and CEO (5)	2005 2004	$196,548 70,962	$630,102 292,512	$77,920 21,000	$773,940 526,521	110,050 150,000	$12,164 21,372
John B. Ramil President and Chief Operating Officer	2005 2004 2003	478,400 449,154 370,000	386,687 165,000 0		257,197 215,437 305,433	55,500 101,786 34,233	12,972 20,686 22,689
Gordon L. Gillette Executive Vice President and Chief Financial Officer	2005 2004 2003	410,800 384,154 290,000	270,003 115,000 0		181,940 153,880 145,981	39,300 72,705 16,710	12,972 17,235 16,217
Charles R. Black President of Tampa Electric (6)	2005 2004 2003	322,400 248,269 191,100	200,076 114,000 0		108,337 49,827 44,933	23,400 23,542 6,234	7,680 8,292 11,156
William N. Cantrell President of Peoples Gas System	2005 2004 2003	345,000 345,000 315,000	166,338 67,000 0		99,240 130,433 199,221	21,450 61,626 24,364	11,208 11,886 19,260

(1)	Because the portion of each executive officer’s annual bonus that is based on our annual earnings per share growth and return on equity relative to that of other companies in the industry is determined using comparative data that does not become available until after the time of printing of the proxy statement for that year, this portion of the annual bonus, if any, is reported in our proxy statement for the following year. (No such portion was paid for 2004.) Mr. Hudson’s 2004 and 2005 bonuses were paid in the form of stock. One-half of Mr. Ramil’s 2004 bonus and one-half of Mr. Gillette’s 2004 bonus were paid in the form of stock, with half of this stock vesting immediately and half vesting one year from the date of grant.

(2)	The reported amounts include a housing allowance of $3,500 per month through April 2005 and $5,000 per month thereafter, in recognition of Mr. Hudson’s retaining his residence in Miami. In addition, Mr. Hudson was reimbursed for temporary living expenses during the last six months of 2004.

(3)	The amount reported for Mr. Hudson in 2004 consists of shares granted in lieu of salary for the period of July 2004 through June 2005, and the amount reported for 2005 includes shares granted in lieu of salary for the period of July 2005 through December 2005 plus shares granted under our long-term incentive plan. Of the amounts reported, the following shares vest in less than three years from the date of grant: the 43,731 shares Mr. Hudson received upon his election as Chairman and CEO on July 6, 2004, which were granted in lieu of salary for the period of July 2004 through June 2005, and the 16,881 shares granted on July 1, 2005, which were granted in lieu of salary for the period of July 2005 through December 2005. These shares vested quarterly over a 12-month period, and thus 10,933 shares vested at the end of each quarter from September 30, 2004 to June 30, 2005, and 8,440 of the shares vested on each of September 30, 2005 and December 31, 2005. The reported values of the restricted stock awards were determined using the closing market price of the common stock on the date of grant. Restricted stock holdings and the values thereof based on the closing price of the common stock on December 31, 2005 were as follows: Mr. Hudson, 82,300 shares ($1,409,388); Mr. Ramil, 126,603 shares ($2,168,076); Mr. Gillette, 77,083 shares ($1,320,046); Mr. Black, 33,488 shares ($573,482); and Mr. Cantrell, 71,866 shares ($1,230,705). Holders of restricted stock receive the same dividends as holders of other shares of common stock.

(4)	The reported amounts for 2005 consist of $372 in premiums paid by us to the Executive Supplemental Life Insurance Plan, with the balance in each case being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan.

(5)	Mr. Hudson began serving as Chairman and CEO on July 6, 2004. His annualized cash salary for 2004 was $150,000.

(6)	Mr. Black began serving as President of Tampa Electric in October 2004.

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Option Grants in Last Fiscal Year

Name	Individual Grants
	Number of Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value (2)
Sherrill W. Hudson	110,050	12.00	$16.205	4/26/15	$431,396
John B. Ramil	55,500	6.05	16.205	4/26/15	217,560
Gordon L. Gillette	39,300	4.29	16.205	4/26/15	154,056
Charles R. Black	23,400	2.55	16.205	4/26/15	91,728
William N. Cantrell	21,450	2.34	16.205	4/26/15	84,084

(1)	The options are exercisable in three equal annual installments beginning one year from the date of grant.

(2)	The values shown are based on the Black-Scholes valuation model and are stated in current annualized dollars on a present value basis. The key assumptions used for purposes of this calculation are the same as were used for financial statement reporting purposes and include the following: (a) a 4.02% discount rate; (b) a volatility factor based upon the average trading price for the seven-year period ending April 27, 2005; (c) a dividend rate as of April 28, 2005; (d) a ten-year option term with a seven-year expected life; and (e) an exercise price equal to the fair market value on the date of grant. The values shown have not been reduced to reflect the non-transferability of the options or the vesting or forfeiture provisions. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Black-Scholes model.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

	Shares Acquired on Exercise (#)		Number of Shares Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-The- Money Options at Fiscal Year-End
Name		Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Sherrill W. Hudson	0	0	65,001 / 210,049	$284,929 / 553,215
John B. Ramil	12,000	82,860	242,869 / 134,768	188,358 / 365,964
Gordon L. Gillette	0	0	134,510 / 93,340	155,137 / 245,503
Charles R. Black	12,004	71,437	45,590 / 41,172	0 / 90,970
William N. Cantrell	0	0	200,711 / 70,655	172,572 / 217,110

Long-Term Incentive Plans – Awards in Last Fiscal Year

	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated future payouts
Name			Threshold (#)	Target (#)	Maximum (#)
Sherrill W. Hudson	51,450	April 1, 2005 to March 31, 2008	25,725	51,450	102,900
John B. Ramil	25,950	April 1, 2005 to March 31, 2008	12,975	25,950	51,900
Gordon L. Gillette	18,350	April 1, 2005 to March 31, 2008	9,175	18,350	36,700
Charles R. Black	10,900	April 1, 2005 to March 31, 2008	5,450	10,900	21,800
William N. Cantrell	10,000	April 1, 2005 to March 31, 2008	5,000	10,000	20,000

For additional information about the 2005 awards of performance-based restricted stock, see the section of the Compensation Committee Report on Executive Compensation entitled “Long-Term Incentive Awards” on page 9.

TECO Energy Proxy Statement | 13

Pension Table

The following table shows estimated annual benefits payable under our pension plan arrangements for the named executive officers other than Mr. Hudson, who does not participate in our supplemental executive retirement plan. Should Mr. Hudson remain employed by us for five years or more or after age 65, he will be eligible to receive pension benefits under our defined benefit plan which covers all full-time employees with five years or more of service or who are age 65 or over. His benefit at that time would be a one-time payment valued at 55.5% of his final average earnings under that plan (which earnings as of December 31, 2005 were $173,274).

	Years of Service
Final Average Earnings	5	10	15	20 or more
$ 500,000	$75,000	$150,000	$225,000	$300,000
550,000	82,500	165,000	247,500	330,000
600,000	90,000	180,000	270,000	360,000
650,000	97,500	195,000	292,500	390,000
700,000	105,000	210,000	315,000	420,000
750,000	112,500	225,000	337,500	450,000
800,000	120,000	240,000	360,000	480,000
850,000	127,500	255,000	382,500	510,000
900,000	135,000	270,000	405,000	540,000
950,000	142,500	285,000	427,500	570,000
1,000,000	150,000	300,000	450,000	600,000
1,050,000	157,500	315,000	472,500	630,000

The annual benefits payable to each of the named executive officers participating in our pension plan arrangements are equal to a stated percentage of such officer’s final average earnings multiplied by his number of years of service, up to a stated maximum. Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service.

The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers participating in our pension plan arrangements are as follows: Mr. Ramil (29 years), Mr. Gillette (24 years), Mr. Black (32 years), Mr. Cantrell (30 years). The pension benefit is computed as a straight-life annuity commencing at the officer’s normal retirement age and is reduced by the officer’s Social Security benefits. The normal retirement age is 63 for Messrs. Cantrell and Black, 63 and two months for Mr. Ramil and 64 for Mr. Gillette.

The present value of the portion of the officer’s pension benefit that is supplemental to the regular (qualified) pension plan benefit is payable in the form of a lump sum. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable in the form of a lump sum to the spouse.

Employment, Termination and Change in Control Arrangements

We have severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders do not have at least 65% of the voting power in the surviving entity, or a liquidation or sale of our assets. Each of these officers is required, subject to the terms of the severance agreements, to remain our employee for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by us without cause (as defined) or by one of these officers for good reason (as defined) in contemplation of or following a change in control, we will make a lump sum severance payment to the officer of three times annual salary and bonus. In such event, the severance agreements also provide for: (a) a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination, (b) participation in our life, disability, accident and health insurance plans for a three-year period except to the extent these benefits are provided by a subsequent employer and (c) a payment to compensate for the additional taxes, if any, payable on the benefits

14 | TECO Energy Proxy Statement

received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. In addition, the pension plan arrangements for our executive officers and the terms of their stock options and restricted stock provide for vesting upon a change in control.

Item 2 - Ratification of Appointment of Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent auditor for 2006. Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2006 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2006.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2005	2004
Audit fees	$2,300,000	$2,998,000
Audit-related fees	195,000	150,000
Tax fees
Tax compliance fees	35,000	45,000
Tax planning fees	10,000	0
All other fees	5,000	10,000

Total	$2,545,000	$3,203,000

Audit fees consisted of fees for professional services performed for the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, and review of financial statements included in our 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt and equity issuance and SEC filings.

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consisted of tax compliance fees for tax return review and income tax provision review; and tax planning fees, including tax audit advice.

All other fees consisted of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

TECO Energy Proxy Statement | 15

Audit Committee Report

The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the independence and performance of our outside auditor and (e) our compliance with legal and regulatory requirements. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Investors page of our website, www.tecoenergy.com.

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2005;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

By the Audit Committee, J. Thomas Touchton (Chairman) James L. Ferman, Jr. Tom L. Rankin Paul L. Whiting

Other Information

Shareholder Proposals and Nominations

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2007 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 15, 2006. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, it must be received by us not later than January 26, 2007. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in

16 | TECO Energy Proxy Statement

one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future should contact their bank, broker or other nominee record holder or ADP Investor Communications Services at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated: March 15, 2006

TECO Energy Proxy Statement | 17

The Annual Meeting of Shareholders will be held on April 26, 2006, at 10:00 a.m.

Driving directions to TECO Plaza:

•	From Interstate 275 - coming from St. Petersburg:

•	Take Tampa downtown exit # 44 - Ashley Dr./Scott St./Tampa St.;

•	From Interstate 275 - coming from Ocala, or from Interstate 4 coming from Orlando:

•	Take Tampa downtown exit # 45A - Downtown Tampa East-West;

Then follow the directional sign: Downtown West – Ashley Drive.

•	Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left; stay on Ashley Drive, get in the left lane.

•	Go through the first stoplight (Tyler Street).

•	Turn left at the second stoplight (Cass Street) and get in the right lane.

•	Turn right at the next stoplight (Tampa Street) and be prepared to turn right again into the designated parking lot.

•	Make an immediate right into the parking lot once you’ve turned onto Tampa Street. There will be signage that says “TECO Energy Shareholder Parking”. A parking attendent will be on duty to help you with parking questions.

•	Once parked, walk across Tampa and Polk streets to TECO Plaza.

18 | TECO Energy Proxy Statement

ADMISSION TICKET

2006 Annual Shareholders’ Meeting

Wednesday, April 26, 2006, 10:00 A.M.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2006 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

PROXY

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, April 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, Luis Guinot, Jr. and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 26, 2006 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

TECO ENERGY, INC.

P.O. BOX 11004

NEW YORK, N.Y. 10203-0004

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/te		1-866-756-9937

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

☐

	Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.			☒ Votes must be indicated (x) in Black or Blue ink.

The Board Recommends a Vote FOR all Nominees.
1.	ELECTION OF DIRECTORS

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

This proxy will be voted as specified, or if no specification is made, FOR All Nominees and FOR Proposal 2.

	FOR ☐ ALL	AGAINST ALL	☐	EXCEPTIONS ☐
	Nominees: 01 - Sara L. Baldwin, 02 - Luis Guinot, Jr., 03 - Sherrill W. Hudson, 04 - Loretta A. Penn, 05 - William P. Sovey					To change your address please mark this box. ☐
(INSTRUCTIONS: To vote against any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.) The Board Recommends a Vote FOR the Proposal below.

2.	RATIFICATION OF THE CORPORATION’S INDEPENDENT AUDITOR				FOR AGAINST ABSTAIN ☐ ☐ ☐

SCAN LINE

INSTRUCTIONS—Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

					Date	Share Owner sign here	Co-Owner sign here